Exhibit 10

Latham Group, Inc.
First Amendment to
2021 Omnibus Equity Incentive Plan

The Latham Group, Inc. 2021 Omnibus Incentive Plan (as amended from time to time, the “Plan”), effective April 22, 2021, of Latham Group, Inc., a Delaware corporation (including any successor thereto, the “Company”) and its Affiliates is hereby amended by this First Amendment (the “First Amendment”) as set forth below. The First Amendment shall be effective from and after the date this First Amendment is approved by the stockholders of the Company in accordance with Section 13(a) of the Plan. Following such effective date, any reference to the “Plan” shall mean the Plan, as amended by this First Amendment. All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Plan.

1.	Section 5(a) of the Plan is hereby deleted and replaced in its entirety with the following:

(a)	Awards; Minimum Vesting.

(i)   The Committee may grant Awards to one or more Eligible Persons. All Awards granted under the Plan shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee, including, without limitation, attainment of Performance Conditions.

(ii)   Notwithstanding any other provision of the Plan to the contrary and subject to the remaining terms of this clause (ii), any Awards granted under the Plan that settle in shares of Common Stock (excluding, for this purpose, any Substitute Awards) shall vest no earlier than the first anniversary of the date of grant for such Award; provided, however, that the Committee may grant Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of 5% of the shares of Common Stock subject to the Share Pool (which such Share Pool may be increased from time to time in accordance with the Plan). For purposes of Awards to non-employee directors, such Award will be deemed to vest no earlier than the first anniversary of the date of grant of the Award if such Award vests on the earlier of  (X) the date of the next annual meeting of stockholders (which date is at least 50 weeks after the immediately preceding year’s annual meeting of stockholders) and (Y) the first anniversary of the date of grant. For the avoidance of doubt, this Section 5(a)(ii) shall not be construed to limit the Committee’s discretion to provide for accelerated exercisability or vesting of an Award, or to deem an Award to be earned, including in cases of death, Disability, retirement, termination without Cause or a Change in Control.

2.	Section 5(b) of the Plan is hereby deleted and replaced in its entirety with the following:

(b)   Share Limits.   Subject to Section 11 of the Plan and subsection (e) below, the following limitations apply to the grant of Awards: (i) no more than 21,170,212 shares of Common Stock may be reserved for issuance and delivered in the aggregate pursuant to Awards granted under the Plan (the “Share Pool”); (ii) no more than 4,830,086 shares of Common Stock may be delivered pursuant to the exercise of Incentive Stock Options granted under the Plan; and (iii) the maximum amount (based on the Fair Market Value of shares of Common Stock on the date of grant as determined in accordance with applicable financial accounting rules) of Awards that may be granted in any single fiscal year to any non-employee member of the Board, taken together with any cash fees paid to such non-employee member of the Board in respect of service as a member of the Board during such fiscal year, shall be $750,000; provided, that the foregoing limitation shall not apply in respect of any Awards issued to (x) a non-employee director in connection with the Company’s initial public offering of shares of Common Stock, or in respect of any one-time equity grant upon his or her appointment to the Board or (y) a non-executive chairman of the Board, provided, that the non-employee director receiving such additional compensation does not participate in the decision to award such compensation.

3.	Section 5(c) of the Plan is hereby deleted and replaced in its entirety with the following:

(c)   Share Counting.   The Share Pool shall be reduced, on the date of grant, by the relevant number of shares of Common Stock for each Award granted under the Plan that is valued by reference to a share of Common Stock; provided that Awards that are valued by reference to shares of Common Stock but are required to be paid in cash pursuant to their terms shall not reduce the Share Pool. If and to the extent that Awards originating from the Share Pool terminate, expire, or are cash-settled, canceled, forfeited, exchanged, or surrendered without having been exercised, vested, or settled, the shares of Common Stock subject to such Awards shall again be available for Awards under the Share Pool. Notwithstanding the foregoing, the following shares of Common Stock shall not become available for issuance under the Plan: (i) shares of Common Stock tendered by Participants, or withheld by the Company, as full or partial payment to the Company upon the exercise of Stock Options granted under the Plan; (ii) shares of Common Stock reserved for issuance upon the grant of Stock Appreciation Rights, to the extent that the number of reserved shares of Common Stock exceeds the number of shares of Common Stock actually issued upon the exercise of the Stock Appreciation Rights; and (iii) shares of Common Stock withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the exercise of, upon the lapse of restrictions on, or settlement of, an Award.

4.	Section 14(b)(ii) of the Plan is hereby deleted and replaced in its entirety with the following:

(ii)   Notwithstanding the foregoing, the Committee may permit Awards (other than Incentive Stock Options) to be transferred by the Participant, without consideration, subject to such rules as the Committee may adopt, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statements promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant or the Participant’s Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and the Participant’s Immediate Family Members; or (D) any other transferee as may be approved either (1) by the Board or the Committee, or (2) as provided in the applicable Award Agreement, in each case in compliance with the instructions to Form S-8 (each transferee described in clause (A), (B), (C) or (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan; and provided further, that in no event shall any Option or SAR (either granted independently or in tandem) be transferable for value or to any third-party financial institutions without stockholder approval. Nothing in this Section 14(b)(ii) shall apply to any portion of an Award that has been fully exercised or settled, as the case may be, and shall not preclude the forfeiture of an Award in accordance with the terms thereof or the Plan.

5.	This First Amendment shall be and is hereby incorporated into and forms a part of the Plan. Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.

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As adopted by the Board of Directors of the Company on March 2, 2023.

As approved by the stockholders of the Company on May 2, 2023.